Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

July 14, 2014

Orion Engineered Carbons S.à.r.l.,

15 rue Edward Steichen,

L-2540 Luxembourg, Grand Duchy of Luxembourg.

Ladies and Gentlemen:

As counsel to Orion Engineered Carbons S.à.r.l., a Luxembourg limited liability company that intends to change its legal form to a Luxembourg joint stock corporation and its name to Orion Engineered Carbons S.A. (the “Company”), in connection with the offering of common shares of Orion Engineered Carbons S.A., without par value (the “Common Shares”), as described in the registration statement on Form F-1 (File No. 333-196593) (the “Registration Statement”), we hereby confirm to you that, insofar as it relates to United States federal income tax law, the discussion set forth in the Registration Statement under the caption “Certain Taxation Considerations—U.S. Taxation of Common Shares”, subject to the qualifications, exceptions, assumptions and limitations contained therein, is our opinion.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement under which the Common Shares have been offered and sold and to the reference to us under the caption “Certain Taxation Considerations—U.S. Taxation of Common Shares” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP